Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2008, relating to the financial statements of LECG Corporation, which expresses an unqualified opinion and includes and explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (R), “Share Based Payments” and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of LECG Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche, LLP

San Francisco, California